Exhibit 23.3     Consent of Laurence Stephenson, P. Eng.

Laurence Stephenson
520 - 470 Granville Street
Tel: 604-780-7659 Fax: 604-687-7179

CONSENT OF AUTHOR

To: United States Securities and Exchange Commission

I, Laurence G. Stephenson, P.Eng., do hereby consent to the filing, with the regulatory authorities referred to above, of the technical report titled “Summary of Exploration on the Gold Charm Property” dated September 17, 2006 (the “Technical Report”), and to the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, or an Annual Information Form of Mackenzie Taylor Minerals Inc.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, or an Annual Information Form of Mackenzie Taylor Minerals Inc.

DATED: December 6, 2006

                                                                                       [Seal of Stamp of Qualified Person]
LAURENCE G. STEPHENSON
Laurence G. Stephenson